Exhibit 99.1

Quarterly Earnings and
Supplemental Financial Disclosure

Quarter Ended
June 30, 2014
 (Unaudited)

Investor Relations

Chad C. Braun	George Sard	Mary Trupia
Chief Financial Officer/Chief Operating Officer (713) 860-4924 cbraun@amreit.com	Sard Verbinnen & Co (212) 687-8080 gsard@sardverb.com	Vice President - Investor Services (713) 860-4935 mtrupia@amreit.com

8 Greenway Plaza, Suite 1000 Houston, TX 77046

Table of Contents	Page #
Safe Harbor and Risk Factors	3
Corporate Profile	3
Press Release	4
Consolidated Balance Sheets	11
Consolidated Statements of Operations	12

Summary of Operating Results
Funds from operations	13
Core funds from operations	13
Adjusted funds from operations	13
Same-store property analysis	14
Summary of capital expenditures	16
Rental income from operating leases	16
Advisory services income – related party	16

Capitalization Data
Equity capitalization	17
Debt capitalization	17
Debt statistics	17
Outstanding debt and terms	18
Interest expense detail	19

Wholly Owned Property and Tenant Information
Property table	20
Redevelopment table	22
Top 25 tenants	24
Retail leasing summary for comparable leases	25
Lease expiration table	26
Lease distribution table	26

Significant Investments	27
Reconciliation of Income from Advised funds to NOI from Advised Funds	27
Definitions	28

Safe Harbor and Risk Factors:

          This Supplemental Financial Information package contains forward-looking statements within the meaning of the federal securities laws, including statements related to full year 2014 Core FFO and FFO financial projections stated herein. These forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Many factors may materially affect the actual results, including demand for our properties, changes in rental and occupancy rates, changes in property operating costs, interest rate fluctuations, changes in plans and timing related to potential development projects and the anticipated costs and potential revenues associated therewith, and changes in local and general economic conditions. While forward-looking statements reflect AmREIT’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, AmREIT disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact AmREIT’s future results, performance or transactions, see the section entitled “Risk Factors” in AmREIT’s Annual Report on Form 10-K for the year ended December 31, 2013, and other risks described in documents subsequently filed by AmREIT from time to time with the Securities and Exchange Commission.

          This Supplemental Financial Information package contains historical information of the Company and is intended to supplement the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014. All financial information in this Supplemental Financial Information package is shown in thousands, except for per share data and share information.

Corporate Profile:

          We are a full service, vertically integrated and self-administered equity REIT that specializes in the acquisition, operation, redevelopment and vertical densification of retail and mixed-use properties located in highly affluent, urban submarkets with high barriers to entry, which we refer to as Irreplaceable CornersTM. We seek to own properties in major cities in the United States that contain submarkets with characteristics comparable to our existing markets. Our shopping centers are often anchored by strong national and local retailers, including supermarket chains, drug stores and other necessity-based retailers. Our remaining tenants consist primarily of specialty retailers and local restaurants. We have elected to be taxed as a REIT for federal income tax purposes.

          Our current investment focus is predominantly concentrated in the affluent, high-growth submarkets of Houston, Dallas, San Antonio, Austin and Atlanta (collectively, our Core Markets), which represent five of the top population and job growth markets in the United States. We believe these metropolitan areas are compelling real estate markets given their favorable demographics, robust job growth and large and diverse economies. The primary economic drivers in these markets are transport and utilities (including energy), government (including defense), education and healthcare, professional and business services, and leisure and hospitality. We intend to continue to acquire additional properties within these Core Markets. Our targeted properties will include premier retail frontage locations in high-traffic, highly populated, affluent areas with high barriers to entry.

          As of June 30, 2014, our portfolio consisted of 33 wholly-owned properties with approximately 1.6 million square feet of GLA, which was 95.2% leased with a weighted average remaining lease term of 6.5 years. Our neighborhood and community shopping centers accounted for 92.8% of our ABR as of June 30, 2014, with our single-tenant retail properties accounting for the remaining 7.2% of our ABR. In addition to our portfolio, we manage an additional 14 properties with approximately 2.3 million square feet of GLA through our Advised Funds with an undepreciated book value of $487.4 million as of June 30, 2014.

Corporate Office:

8 Greenway Plaza, Suite 1000
Houston, Texas 77046
(800) 888-4400
(713) 850-0498 (fax)
www.amreit.com

FOR IMMEDIATE RELEASE
FOR INFORMATION CONTACT:
Chad C. Braun (cbraun@amreit.com)
AmREIT, (713) 850-1400

AmREIT REPORTS SECOND QUARTER RESULTS
AND DECLARES SEPTEMBER 2014 DIVIDEND

HOUSTON, July 29, 2014 – AmREIT, Inc. (NYSE:AMRE) (“AmREIT” or the “Company”) today announced financial results for the second quarter ended June 30, 2014 and declared dividends for the third quarter ending September 30, 2014.

First Quarter and Year To Date Highlights:

Financial Results

•

Core Funds from Operations (“Core FFO”) available to common stockholders for the second quarter of 2014 was $4.6 million, or $0.24 per share, compared to $4.1 million, or $0.25 per share, for the comparable period in 2013. For the six months ended June 30, 2014, Core FFO was $9.2 million, or $0.47 per share, compared to $8.4 million, or $0.52 per share, for the comparable period in 2013. Weighted average shares outstanding for the three and six months ended June 30, 2014, were 19.68 and 19.66 million, respectively, compared to 16.17 and 16.15 million, respectively, for the same period in 2013.

•

FFO available to common stockholders for the second quarter of 2014 was $4.4 million, or $0.22 per share, compared to $4.0 million, or $0.25 per share, for the comparable period in 2013. For the six months ended June 30, 2014, FFO was $9.0 million, or $0.46 per share, compared to $8.1 million or $0.50 per share for the comparable six month period in 2013. Included in FFO for the three and six months ended June 30, 2014 was $224,000 of acquisition costs related to the acquisitions of Lantern Lane Shopping Center and our acquisition of town house units within the Inverness Townhomes. Included in FFO for the three and six months ended June 30, 2013 was $126,000 of acquisitions costs related to the acquisition of Fountain Oaks Shopping Center and $164,000 of acquisition costs related to the MacArthur Park joint venture with Goldman Sachs.

•

Net income available to common stockholders for the second quarter of 2014 was $1.1 million, or $0.05 per share, compared to $981,000, or $0.06 per share, for the same period in 2013. For the six months ended June 30, 2014, net income was $2.3 million, or $0.11 per share, compared to $9.4 million, or $0.59 per share for the comparable six month period in 2013. Included in net income for the six months ended June 30, 2013 was a $7.7 million gain related to the sale of MacArthur Park and Pads into the joint venture with Goldman Sachs.

FFO and Core FFO are non-GAAP supplemental earnings measures that AmREIT considers meaningful in measuring its operating performance. Further explanation and a reconciliation of FFO and Core FFO to net income are attached to this press release.

Portfolio Results

•

During the third quarter of 2013, AmREIT began the process of terminating leases or relocating tenants occupying a portion of its Uptown Park property known as the “Baker Site”, and its Courtyard at Post Oak property at Post Oak and San Felipe in Houston, in order to prepare those sites for vertical re-development. In the second quarter of 2014, excluding redevelopment properties (Uptown Park and Courtyard on Post Oak), same-store net operating income (“NOI”) increased 2.7% over the same period in the prior year. For the six months ended June 30, 2014, same-store NOI increased 2.9% over the same period in the prior year. Including those two redevelopment properties, same-store NOI decreased 0.4% over the same three month period in the prior year and increased 0.9% over the same six month period in the prior year. While the Company’s same-store NOI growth rate in the short term has been negatively affected by redevelopments, AmREIT believes that the re-development of these sites will provide longer term same-store NOI growth.

•

Portfolio occupancy as of June 30, 2014, was 93.8%, which was down 0.40% when compared to portfolio occupancy of 94.2% as of December 31, 2013. The Company has initiated vacancies at Courtyard on Post Oak and at the Uptown Park – Baker Site in preparation for their anticipated redevelopments. Excluding these re-developments, portfolio occupancy was 94.6% as of June 30, 2014, compared to 95.1% as of December 31, 2013. On a leased basis, which includes leases that have been executed but where rent has not yet commenced, the portfolio was 95.2% leased as of June 30, 2014, as compared to 94.8% as of December 31, 2013. The Company anticipates rent commencement on these signed leases over the next 90 days.

•

During the second quarter of 2014, AmREIT signed 22 leases for 70,313 square feet of GLA, including both new and renewal leases. Of these, 19 leases for 46,619 square feet were renewals or replacements of expiring leases that were deemed to be comparable leases. Cash leasing spreads, which is the new leasing rate per square foot compared to the expiring leasing rate per square foot on comparable leases, increased 18.6%. On a GAAP basis, which includes the effects of straight-line rent, leasing spreads increased 27.2%.

•

For the six months ended June 30, 2014, AmREIT signed 46 leases for 144,963 square feet of GLA, including both new and renewal leases. Of these, 37 leases for 96,048 square feet were renewals or replacements of expiring leases that were deemed to be comparable leases. Cash leasing spreads, which is the new leasing rate per square foot compared to the expiring leasing rate per square foot on comparable leases, increased 15.2%. On a GAAP basis, which includes the effects of straight-line rent, leasing spreads increased 21.8%.

NOI and same-store NOI are non-GAAP supplemental earnings measures that AmREIT considers meaningful in measuring its operating performance. Further explanation and a reconciliation of NOI and same-store NOI to net income are attached to this press release.

Acquisitions

•

On June 24, 2014, AmREIT acquired Lantern Lane Shopping Center, an 81,567 square foot Fresh Market and CVS/Pharmacy anchored shopping center in the Memorial Villages submarket of Houston, Texas from one of its affiliates, AmREIT Monthly Income & Growth Fund III, Ltd. Average household incomes within a one-mile radius of Lantern Lane are over $163,000, and there are approximately 62,000 households and over 95,800 daytime employment within a three-mile radius of the property. Lantern Lane was acquired for approximately $22.7 million, is unencumbered, and was funded with cash on hand and borrowings under AmREIT’s unsecured revolving credit facility.

•

On July 3, 2014, AmREIT entered into a contract to acquire Tuxedo Festival, a 54,310 square foot shopping center located at Roswell and Piedmont in the prestigious Buckhead submarket of Atlanta, Georgia. Average household incomes within a one-mile radius of Tuxedo Festival are over $137,000 and there are approximately 48,000 households and over 109,000 daytime employment within a three-mile radius of the property. Tuxedo Festival is scheduled to close during the third quarter for approximately $27.9 million.

Redevelopment Initiatives

•

On July 25, 2014, the Omnibus Agreement with Crimson Real Estate Advisors, LP with respect to 1.12 acres on the northwest portion of the Uptown Park property, known as the “Baker Site” expired and was terminated. When we successfully negotiated with Champps to release to us the development rights of their parking lot contiguous to the Baker Site, we were able to return to our original vision of developing a lower profile residential project by expanding the building’s footprint. While we no longer expect to enter into a ground lease with respect to the Baker site, we believe this more appropriately sized project, which we are calling The Palazzi at Uptown Park, will be the finest for-rent multifamily project of its type in our market. We now will be able to increase the size of the retail square footage, making the north end of Uptown Park a more prominent place-making experience that is essential to long term value creation in projects of this kind. The project is anticipated to include approximately 200 residential units and approximately 40,000 square feet of retail. Total project costs are estimated to be approximately $80 million and construction is anticipated to begin in 2015. A rendering of our master plan and The Palazzi at Uptown Park can be found in our corporate presentation.

•

AmREIT has entered into a letter of intent with a regional multi-family developer to develop a 40-story, 356-unit residential tower with two stories of retail with respect to 1.58 acres at the northwest corner of Post Oak and San Felipe, known as The Courtyard at Post Oak. AmREIT is currently negotiating a joint venture with the developer as co-sponsors whereby we will seek an institutional equity partner. AmREIT will retain ownership of the 1.58 acres and ground lease the site to the anticipated venture. Total project costs are estimated be approximately $142 million and construction could begin within the next 12 months.

•

During the quarter, AmREIT acquired a 20.3% ownership interest in the Inverness Townhomes. Subsequent to the quarter, AmREIT has entered into a letter of intent with Trammell Crow Company to form a Limited Liability Company (“LLC”) to purchase the entire Inverness Townhome site and to form a venture for the development of approximately 560,000 square feet of office space and 16,000 square feet of retail space. The site is approximately 2.9 acres and is located at the northwest corner of Post Oak Blvd and Uptown Park Blvd. It is anticipated that AmREIT will be a 5% co-developer member, Trammell Crow Company will be a 5% co-developer member and an institutional investor will be a 90% Investor Member. Total project costs are estimated to be in excess of $225 million. Construction could begin within the next 12-15 months.

•

We are in exclusive negotiations with a four-star hotel flag and a hotel development partner for a mixed use development project at the southeast corner of Uptown Park, located at the corner of Loop 610 and Post Oak Blvd. The anticipated development could include 243 hotel rooms, 234 residential units and up to 20,000 square feet of ground floor retail. Total project costs are estimated to be approximately $204 million. Construction could begin within the next 18 months.

•

In February 2014, AmREIT was informed by Kroger, Inc. that Kroger had approved a 30,000 square foot expansion of its store at AmREIT’s Fountain Oaks property. On June 30, 2014, the City of Sandy Springs indicated that the anticipated Kroger expansion would be permitted. Kroger intends to expand the existing 60,000 square foot store by approximately 30,000 square feet to 90,000 square feet with a contribution from AmREIT of $6.7 million. AmREIT will receive an 8.25% return on the incremental capital and will receive a new 20-year lease with Kroger. Construction is expected to begin within the next 12 months.

Advised Funds Activity

•

AmREIT Monthly Income & Growth Fund IV, Ltd. has negotiated a development partnership with The Dinerstein Group to develop a planned 378 unit multifamily project consisting of 16 stories of residential over a 5 story parking garage. Estimated costs are $101 million and the project is anticipated to commence construction in 2015.

Dividends

•

AmREIT also announced today that the Company’s Board of Directors has approved a regular quarterly cash dividend of $0.20 per share. The dividend will be paid on September 30, 2014 to all common stockholders of record at the close of business on September 19, 2014.

“We are pleased with our second quarter results, which demonstrate the success of our proven strategy to acquire, redevelop, and operate high-quality commercial properties in premier locations in the most desirable growth markets in the country,” said Kerr Taylor, Chairman and Chief Executive Officer of AmREIT. “While we are changing our approach to the Baker Site, I am very excited about the direction we are headed and the potential for significant value that our local sharpshooter team can create for stockholders as we develop the multi-family and retail project at The Palazzi at Uptown Park. Our team is also executing effectively on the numerous opportunities in our portfolio to drive occupancy levels and leverage our strong balance sheet to expand the business.”

2014 Full Year Guidance

•	Full year and quarterly 2014 Core FFO and FFO guidance per share remains as follows:

	Projected 2014 Range
	High	Low
3Q2014	0.26	0.25
4Q2014	0.34	0.33

Full Year Core FFO	$1.06	$1.02

3Q2014	0.24	0.23
4Q2014	0.33	0.32

Full Year FFO	$1.02	$0.98

In arriving at the above unchanged full year guidance, we have made adjustments to eliminate the ground lease income from The Baker Site at Uptown Park in the fourth quarter, have increased development fees by $300,000 in conjunction with our development activities at Cambridge and Holcombe in the Advised Funds and have accelerated our acquisition assumptions due to the anticipated earlier acquisition of Tuxedo Festival. Additionally, full year and quarterly 2014 FFO guidance do not reflect any expenses that may be incurred in connection with the evaluation of strategic alternatives, which would have no impact on our Core FFO.

Conference Call

AmREIT will hold its quarterly conference call to discuss the results of its second quarter and year to date 2014 on Wednesday, July 30, 2014, at 10:00 a.m. Central Standard Time (11:00 a.m. Eastern Standard Time). To participate in the quarterly conference call, please call 1-877-504-2267 approximately 10 minutes before the scheduled start time. The conference call will be recorded and a replay of the call will be available via webcast shortly after the call concludes.

The conference call will also be webcast live at www.amreit.com and can be accessed under the Investors tab of the Company’s website. A telephonic replay of the conference call will be available for 14 days following the conference call. To access the telephonic replay of the conference call, dial 1-877-344-7529 and enter passcode 10048772.

Supplemental Financial Information

Further details regarding AmREIT’s results of operations, properties, and tenants are attached to this press release and can be accessed at the Company’s website at www.amreit.com.

Non-GAAP Financial Disclosure

This press release contains certain non-GAAP financial measures that management believes are useful in evaluating an equity REIT’s performance. AmREIT’s definitions and calculations of non-GAAP financial measures may differ from those used by other equity REITs, and therefore may not be comparable. The non-GAAP financial measures should not be considered as an alternative to net income as an indication of our operating results, or to net cash provided by operating activities as a measure of our liquidity.

Funds From Operations (FFO)

AmREIT considers FFO to be an appropriate measure of the operating performance of an equity REIT. The National Association of Real Estate Investment Trusts (“NAREIT”) defines FFO as net income (loss) determined in accordance with GAAP, excluding gains or losses from sales of property and impairment charges on properties held for investment, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. NAREIT recommends that extraordinary items not be considered in arriving at FFO. AmREIT calculates FFO in accordance with this definition.

Most industry analysts and equity REITs, including AmREIT, consider FFO to be an appropriate supplemental non-GAAP financial measure of operating performance because, by excluding gains or losses from sales of property and impairment charges on properties held for investment and by excluding real estate related depreciation and amortization, FFO is a helpful tool that can assist in the comparison of the operating performance of a company’s real estate between periods, or as compared to different companies. Management uses FFO as a supplemental measure to conduct and evaluate our business because there are certain limitations associated with using GAAP net income by itself as the primary measure of our operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, management believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself.

Additionally, AmREIT considers Core FFO, which adjusts FFO for items that do not reflect ongoing operations, such as acquisition expenses, non-recurring intangible asset write-offs and recoveries, expensed issuance costs and gains on the sale of real estate held for resale, to be a meaningful performance measurement. The computation of FFO in accordance with NAREIT’s definition includes certain items such as acquisition costs, issuance costs, non-recurring asset write-offs and recoveries and gains on sale of real estate held for resale that management believes are not indicative of AmREIT’s ongoing results and therefore affect the comparability of our period-over-period performance with the performances of similar REITs. Accordingly, management believes that it is helpful to investors to adjust FFO for such items. There can be no assurance that FFO or Core FFO presented by AmREIT is comparable to similarly titled measures of other REITs. FFO and Core FFO should not be considered as an alternative to net income or other measurements under GAAP as an indicator of our operating performance or to cash flows from operating, investing or financing activities as a measure of liquidity.

Projected FFO and Core FFO are calculated in a method consistent with historical FFO and Core FFO, and AmREIT considers projected FFO and Core FFO to be an appropriate supplemental measure when compared with projected earnings per share. A reconciliation of the projected FFO and Core FFO to projected earnings per share is provided below:

	Projected 2014 Range
	High	Low

Net income	$0.58	$0.54
Gain on sale – investment	(0.20)	(0.20)
Depreciation and amortization	0.56	0.56
Depreciation and amortization for non-consolidated affiliates	0.08	0.08
FFO available to stockholders	$1.02	$0.98
Acquisition costs	0.04	0.04
Core FFO available to stockholders	$1.06	$1.02

The above projected 2014 range for Core FFO and FFO guidance does not reflect any expenses that may be incurred in connection with the evaluation of strategic alternatives.

Net Operating Income (NOI)

AmREIT believes that NOI is a useful measure of its operating performance. AmREIT defines NOI as operating revenues (rental income, tenant recovery income, percentage rent, excluding straight-line rental income and amortization of acquired above- and below-market rents) less property operating expenses (real estate tax expense and property operating expense, excluding straight-line rent bad debt expense). Other REITs may use different methodologies for calculating NOI, and accordingly, AmREIT’s NOI may not be comparable to other REITs.

AmREIT believes that reporting NOI provides an operating perspective not immediately apparent from GAAP operating income, GAAP net income, FFO or Core FFO. AmREIT uses NOI to evaluate its performance on a property-by-property basis because NOI allows it to evaluate the impact that factors such as lease structure, lease rates and tenant base, which vary by property, have on its operating results. However, NOI should only be used as a supplemental measure of AmREIT’s financial performance.

About AmREIT

AmREIT, The Irreplaceable Corner™ Company, is an equity real estate investment trust that specializes in the acquisition, operation, redevelopment, and vertical densification of retail and mixed-use properties located in highly affluent, urban submarkets. The company’s existing properties are strategically concentrated in five of the top metropolitan markets in the southern U.S.: Houston, Dallas, San Antonio, Austin and Atlanta. The company is internally-advised and fully integrated with significant local market experience and relationships. AmREIT’s portfolio was 95.2% leased as of June 30, 2014, and its top five tenants include Kroger, Landry’s, CVS/Pharmacy, H-E-B, and Safeway. AmREIT also has preferential access to a substantial acquisition pipeline through its value-add joint ventures, which often include major institutional investors who partner with the company as local experts. For more information, please visit www.amreit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws, including statements related to full year 2014 Core FFO and FFO financial projections , redevelopment projects and NOI growth. These forward-looking statements are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases, which are predictions of or indicate future events or trends and which do not relate solely to historical matters. Many factors may materially affect the actual results, including demand for our properties, changes in rental and occupancy rates, changes in property operating costs, interest rate fluctuations, changes in plans and timing related to potential development projects and the anticipated costs and potential revenues associated therewith, and changes in local and general economic conditions. While forward-looking statements reflect AmREIT’s good faith beliefs, assumptions and expectations, they are not guarantees of future performance. Furthermore, AmREIT disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact AmREIT’s future results, performance or transactions, see the section entitled “Risk Factors” in AmREIT’s Annual Report on Form 10-K for the year ended December 31, 2013, and other risks described in documents subsequently filed by AmREIT from time to time with the Securities and Exchange Commission.

Investor Contact

For more information, call Chad Braun, Chief Operating Officer and Chief Financial Officer of AmREIT, at (713) 850-1400. AmREIT is online at www.amreit.com.

AmREIT, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(in thousands except share data)

	June 30, 2014	December 31, 2013
	(unaudited)
ASSETS
Real estate investments at cost:
Land	$195,086	$181,749
Buildings	238,288	224,472
Tenant improvements	15,910	14,992
	449,284	421,213
Less accumulated depreciation and amortization	(40,881)	(37,356)
	408,403	383,857

Acquired lease intangibles, net	16,160	15,849
Investments in Advised Funds	15,534	15,689
Net real estate investments	440,097	415,395

Cash and cash equivalents	4,884	14,297
Tenant and accounts receivable, net	5,505	6,467
Accounts receivable - related party, net	1,057	693
Notes receivable, net	353	4,333
Notes receivable - related party, net	744	689
Deferred costs, net	3,754	3,214
Other assets	3,158	1,493
TOTAL ASSETS	$459,552	$446,581

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Notes payable	$219,286	$199,851
Accounts payable and other liabilities	8,955	11,582
Acquired below-market lease intangibles, net	8,897	7,881
TOTAL LIABILITIES	237,138	219,314

Stockholders’ equity:
Preferred stock, $0.01 par value, 50,000,000 shares authorized, none issued	-	-
Common stock, $0.01 par value, 1,000,000,000 shares authorized as of June 30, 2014 and December 31, 2013, 19,685,084 and 19,628,037 shares issued and outstanding as of June 30, 2014 and December 31, 2013.	197	196
Capital in excess of par value	307,138	306,423
Accumulated distributions in excess of earnings	(84,921)	(79,352)
TOTAL STOCKHOLDERS’ EQUITY	222,414	227,267
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$459,552	$446,581

AmREIT, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands except per share data)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Revenues:
Rental income from operating leases	$11,672	$9,863	23,567	20,899
Advisory services income - related party	869	872	1,615	1,715
Real estate fee income	-	-	100	-
Total revenues	12,541	10,735	25,282	22,614

Expenses:
General and administrative	2,005	2,069	4,113	4,030
Property expense	3,459	2,660	7,188	5,843
Legal and professional	315	258	695	506
Real estate commissions	74	52	129	104
Acquisition costs	224	126	224	126
Depreciation and amortization	3,090	2,732	6,216	6,025
Total expenses	9,167	7,897	18,565	16,634

Operating income	3,374	2,838	6,717	5,980

Other income (expense):
Gain on sale of real estate acquired for investment	-	-	-	7,696
Interest and other income	59	154	170	267
Interest and other income - related party	12	53	22	109
Income from Advised Funds	181	192	368	44
State income tax expense	(12)	(17)	(24)	(15)
Interest expense	(2,484)	(2,267)	(4,951)	(4,760)

Income from continuing operations	1,130	953	2,302	9,321

Income from discontinued operations	-	28	-	56

Net income	$1,130	$981	$2,302	$9,377

Net income per share of common stock - basic and diluted
Income from continuing operations	$0.05	$0.06	$0.11	$0.59
Income from discontinued operations	-	-	-	-
Net income per share	$0.05	$0.06	$0.11	$0.59

Weighted average shares of common stock used to compute net income per share, basic and diluted	19,104	15,609	19,092	15,600

Distributions per share of common stock	$0.20	$0.20	$0.40	$0.40

Summary of Operating Results (in thousands except per share data):

	Three months ended June 30,		Six months ended June 30,
Funds from operations (“FFO”)	2014	2013	2014	2013
Net income	$1,130	$981	$2,302	$9,377
Add:
Depreciation of real estate assets - from operations	3,082	2,718	6,199	5,998
Depreciation of real estate assets - from discontinued operations	-	6	-	12
Depreciation of real estate assets for nonconsolidated affiliates	343	292	611	445
Less:
Gain on sale of real estate acquired for investment	-	-	-	(7,696)
Gain on sale of asset by investment in JV	(145)	-	(145)	-
Total FFO available to stockholders	$4,410	$3,997	$8,967	$8,136
Total FFO per share	$0.22	$0.25	$0.46	$0.50

Core funds from operations (“Core FFO”)
Total FFO available to stockholders	$4,410	$3,997	$8,967	$8,136
Add:
Acquisition costs	224	126	224	126
Acquisition costs of nonconsolidated affiliates	-	-	-	164
Total Core FFO available to stockholders	$4,634	$4,123	$9,191	$8,426
Total Core FFO per share	$0.24	$0.25	$0.47	$0.52

Dividends
Regular common dividends per share	$0.20	$0.20	$0.40	$0.40
Payout ratio - Core FFO	83.3%	80.0%	85.1%	76.9%

(1)

Weighted average shares outstanding reflects the weighted average of all shares of common stock outstanding during the period including our non-vested shares. Weighted average shares of common stock outstanding used to compute net income per share under GAAP pursuant to the “two class method” includes only vested shares of common stock. Our reconciliation of weighted average shares used to compute net income per share, basic and diluted, on our consolidated statements of operations to weighted average shares used to compute our FFO per share metrics above is as follows:

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Weighted average shares used to compute net
income per share, basic and diluted	19,104	15,609	19,092	15,600
Weighted average shares of restricted common
stock outstanding	574	563	567	552
Weighted average shares outstanding	19,678	16,172	19,659	16,152

Same Store Property Analysis (in thousands except for number of properties, percentages and per share data):

	Three months ended June 30,
	2014	2013	Change $	Change %
Same store properties (28 properties)
Rental income (1)	$5,673	$5,536	$137	2.5%
Recovery income (1)	1,899	1,720	179	10.4%
Percentage rent (1)	16	11	5	45.5%
Less:
Property expenses	2,093	1,917	(176)	(9.2)%

Same store NOI, excluding redevelopment properties	5,495	5,350	145	2.7%

Same store occupancy, excluding redevelopment properties, at end of period(2)	96.9%	96.3%	n/a	0.6%

Redevelopment properties (2 properties)
Rental income (1)	2,108	2,184	(76)	(3.5	) %
Less:
Property expenses	810	714	(96)	(13.4)%
Redevelopment properties NOI	1,298	1,470	(172)	(11.7)%

Same Store NOI, including redevelopment properties(2)	6,793	6,820	(27)	(0.4)%

Redevelopment properties occupancy at end of period	87.3%	89.8%	n/a	(2.5)%

Non-same store properties (3 properties)
Rental income (1)	1,703	210	1,493	711.0%
Less:
Property expenses	561	88	(473)	(537.5)%
Non-same store net operating income	1,142	122	1,020	836.1%

Total net operating income	7,935	6,942	993	14.3%

Other revenues	1,396	1,477	(81)	(5.5)%

Less other expenses	8,201	7,466	(735)	(9.8)%

Income (loss) from continuing operations	1,130	953	177	18.6%
Income from discontinued operations	-	28	(28)	(100.0)%
Net income	$1,130	$981	$149	15.2%

(1)

Rental income from operating leases on the consolidated statements of operations is comprised of rental income, recovery income and percentage rent from same store properties, rental income and recovery income from non-same store properties and amortization of straight-line rents and above/below market rents. For the three months ended June 30, 2014 and 2013, rental income from operating leases was $11,672 and $9,863, respectively.

(2)

For a definition and reconciliation of NOI and a statement disclosing the reasons why our management believes that presentation of NOI provides useful information to investors and, to the extent material, any additional purposes for which our management uses NOI, see “Net Operating Income” below.

Same Store Property Analysis (in thousands except for number of properties, percentages and per share data):

	Six months ended June 30,
	2014	2013	Change $	Change %
Same store properties (28 properties)
Rental income (1)	$11,330	$11,082	$248	2.2%
Recovery income (1)	3,956	3,538	418	11.8%
Percentage rent (1)	53	46	7	15.2%
Less:
Property expenses	4,298	3,932	(366)	(9.3)%

Same store NOI, excluding redevelopment properties	11,041	10,734	307	2.9%

Same store occupancy, excluding redevelopment properties, at end of period(2)	96.9%	96.3%	n/a	0.6%

Redevelopment properties (2 properties)
Rental income (1)	4,282	4,358	(76)	(1.7)%
Less:
Property expenses	1,648	1,544	(104)	(6.7)%
Redevelopment properties NOI	2,634	2,814	(180)	(6.4)%

Same Store NOI, including redevelopment properties(2)	13,675	13,548	127	0.9%

Redevelopment properties occupancy at end of period	87.3%	89.8%	n/a	(2.5)%

Non-same store properties (4 properties)
Rental income (1)	3,369	1,410	1,959	138.9%
Less:
Property expenses	1,239	413	(826)	(200.0)%
Non-same store net operating income	2,130	997	1,133	113.6%

Total net operating income	15,805	14,545	1,260	8.7%

Other revenues	2,852	10,301	(7,449)	(72.3)%

Less other expenses	16,355	15,525	(830)	(5.3)%

Income (loss) from continuing operations	2,302	9,321	(7,019)	(75.3)%
Income from discontinued operations	-	56	(56)	(100.0)%
Net income	$2,302	$9,377	$(7,075)	(75.5)%

(1)

Rental income from operating leases on the consolidated statements of operations is comprised of rental income, recovery income and percentage rent from same store properties, rental income and recovery income from non-same store properties and amortization of straight-line rents and above/below market rents. For the six months ended June 30, 2014 and 2013, rental income from operating leases was $23,567 and $20,899, respectively.

(2)

For a definition and reconciliation of NOI and a statement disclosing the reasons why our management believes that presentation of NOI provides useful information to investors and, to the extent material, any additional purposes for which our management uses NOI, see “Net Operating Income” below.

Summary of Capital Expenditures (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Non-maintenance capital expenditures:
Tenant improvements - new leases	$11	$3	$67	$80
Tenant improvements - renewals	150	164	773	414
Leasing commissions	266	206	440	329
Development, redevelopment and expansion	293	830	514	856
Total non-maintenance capital expenditures	720	1,203	1,794	1,679

Maintenance capital expenditures	-	-	41	-
Total capital expenditures	$720	$1,203	$1,835	$1,679

Rental Income from Operating Leases (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Base minimum rent	$8,246	$7,005	$16,435	$14,878
Straight-line rent adjustments	79	98	168	253
Amortization of above/below market rent	111	108	323	216
Percentage rent	7	15	37	49
Lease termination income	85	-	85	-
Recovery income	3,144	2,637	6,519	5,503
Rental income from operating leases	$11,672	$9,863	$23,567	$20,899

Advisory Services Income – Related Party (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Leasing commission income	$238	$138	$344	$280
Brokerage commission income	-	33	-	33
Property management fee income	417	433	830	797
Development fee income	5	36	11	157
Asset management fee income	191	156	383	311
Construction management fee income	18	76	47	137
Advisory services income - related party	$869	$872	$1,615	$1,715

Interest and other income - related party	$12	$53	$22	$109

Reimbursements of administrative costs	$230	$211	$452	$403

Capitalization Data (in thousands, except per share and percent data):

	June 30, 2014		December 31, 2013
Equity capitalization -
Common shares outstanding	19,685		19,628
NYSE closing price(1)	$18.30		$16.80
Total equity capitalization	$360,236		$329,750

Debt capitalization -
Variable rate line of credit	$20,500		$-
Fixed rate mortgage loans	198,633		199,851
Total debt capitalization(2)	$219,133		$199,851

Total capitalization	$579,369		$529,601

Debt statistics -
Total debt to total capitalization	37.8%		37.7%
Ratio of EBITDA to combined fixed charges(3)	2.51		3.03	(4)
Total debt to EBITDA(3)	7.03	(5)	5.49	(6)

(1)	Represents the last reported price per share of our common stock on the New York Stock Exchange on the applicable date.

(2)

Total debt capitalization above is $153 less than total debt as reported in our consolidated balance sheets as of June 30, 2014, due to the premium recorded on above-market debt assumed in conjunction with certain of our property acquisitions.

(3)

Fixed charges consist of interest expense and scheduled principal payments on borrowed funds (including capitalized interest, but excluding amortization of debt premium). For the purpose of calculating the ratio of EBITDA to combined fixed charges, both EBITDA and fixed charges are calculated for the six months ended June 30, 2014 and December 31, 2013. For the purpose of calculating total debt to EBITDA as of June 30, 2014 and December 31, 2013, EBITDA is calculated for the twelve month periods ended June 30, 2014 and December 31, 2013, respectively.

(4)	EBITDA for the twelve months ended December 31, 2013 includes gains of $10.8 million on the sale of real estate. Excluding these gains, the ratio of EBITDA to combined fixed charges is 2.47.

(5)	EBITDA for the twelve months ended June 30, 2014 includes gains of $3.1 million on the sale of real estate. Excluding these gains, the ratio of total debt to EBITDA is 7.80.

(6)	EBITDA for the twelve months ended December 31, 2013 includes gains of $10.8 million on the sale of real estate. Excluding these gains, the ratio of total debt to EBITDA is 7.19.

Reconciliation of net income to EBITDA (in thousands):

	Six months ended		Twelve months ended
	June 30, 2014	December 31, 2013	June 30, 2014	December 31, 2013
Net income	$2,302	$5,442	$7,744	$14,819
Interest expense	4,951	4,843	9,794	9,603
State income taxes	24	15	39	30
Depreciation and amortization	6,216	5,920	12,136	11,945
Adjustments for Advised Funds	1,085	388	1,473	2,203
EBITDA	$14,578	$16,608	$31,186	$38,600

Outstanding Debt and Terms:

AmREIT Debt Information (in thousands)
Description	Amount Outstanding 6/30/14		Interest Rate		Annual Debt Service		Maturity Date	% of total	Weighted average rate maturing
Property Mortgages:

500 Lamar	$1,487		6.00%		$89		2/1/2015
Uptown Park	49,000		5.37%		2,631		6/1/2015
2015 Maturities	50,487							23.04%	5.39%

Plaza in the Park	23,102		3.45%		797		1/1/2016
Market at Lake Houston	15,675		5.75%		901		1/1/2016
Cinco Ranch	9,688		3.45%		334		1/1/2016
Southbank - Riverwalk	20,000		5.91%		1,182		6/1/2016
2016 Maturities	68,465							31.24%	4.70%

Bakery Square	1,368		8.00%		109		2/10/2017
2017 Maturities	1,368							0.62%	8.00%

Alpharetta Commons	11,908		4.54%		541		8/1/2018
2018 Maturities	11,908							5.43%	4.54%

Preston Royal Northwest	22,727		3.21%		730		1/1/2020
2020 Maturities	22,727							10.37%	3.21%

Brookwood Village	7,119		5.40%		384		2/10/2022
Uptown Plaza - Dallas	13,559		4.25%		576		8/10/2022
2022 Maturities	20,678							9.44%	4.65%

Woodlake Square	23,000		4.30%		989		10/1/2023
2023 Maturities	23,000							10.50%	4.30%

Corporate debt:

$75.0 million Facility	20,500		2.21	% (1)	$263	(1)	8/1/2015	9.36%

Total Maturities	$219,133	(2)

Fixed-rate debt:
Weighted average fixed rate			4.66%
Weighted average years to maturity			4.1

(1)

The $75.0 million Facility bears interest at LIBOR plus a margin of 205 basis points to 275 basis points, depending on our leverage, and carries a fee equal to 0.35% of the unused portion of the total amount available under the facility. Annual debt service assumes the amount outstanding and interest rates as of June 30, 2014, remain constant.

(2)

Total maturities above are $153 less than total debt as reported in our consolidated balance sheets as of June 30, 2014, due to the premium recorded on above-market debt assumed in conjunction with certain of our property acquisitions.

Interest Expense Detail (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Fixed-rate debt interest expense	$2,334	$2,105	$4,657	$4,271
Variable-rate debt interest expense	8	25	8	243
$75 million Facility unused fee	66	67	133	104
Amortization of deferred loan costs	102	98	205	200
Amortization of above market debt	(26)	(28)	(52)	(58)
Total interest expense	$2,484	$2,267	$4,951	$4,760

Wholly-Owned Property and Tenant Information as of June 30, 2014:

Property	Year Built / Renovated	GLA	Percent Occupied(1)	Percent Leased(2)	ABR(3)	ABR per Leased Square Foot(4)	Average Net Effective ABR per Leased Square Foot(5)	Key Tenants
Houston, TX

Uptown Park	1999/2005	169,112	91.9%	91.9%	$5,630,801	$36.22	$36.87	The Tasting Room, McCormick & Schmicks (owned by Landry’s)

Plaza in the Park	1999/2009	144,054	100.0%	100.0%	2,896,419	20.11	20.12	Kroger

Woodlake Square	1970/2011	156,888	92.6%	100.0%	2,476,095	17.05	17.73	Randalls, Walgreens, Jos. A. Bank, Five Guys

The Market at Lake Houston	2000	101,799	100.0%	100.0%	1,625,451	15.97	16.00	H-E-B, Five Guys
Cinco Ranch	2001	97,297	94.0%	98.6%	1,210,326	13.23	14.07	Kroger
Lantern Lane	1962	81,567	100.0%	100.0%	1,680,609	20.60	20.60	Fresh Market

Uptown Plaza - Houston	2002	28,000	94.3%	94.3%	1,256,546	47.60	47.32	CVS/pharmacy, The Grotto (owned by Landry’s)

Bakery Square	1996	34,614	97.0%	97.0%	954,636	28.44	28.50	Walgreens, Boston Market

Woodlands Plaza	1997/2003	19,517	100.0%	100.0%	553,971	28.38	28.71	FedEx Office, Freebirds World Burrito

Terrace Shops	2000	16,395	100.0%	100.0%	487,838	29.76	30.78	Starbucks
The Container Store(6)	2011	25,083	100.0%	100.0%	425,323	16.96	17.86	The Container Store
Sugarland Plaza	1998/2001	16,750	100.0%	100.0%	408,188	24.37	23.45	Memorial Hermann
CVS/Pharmacy(7)	2003	13,824	100.0%	100.0%	327,167	23.67	23.67	CVS/pharmacy
The Courtyard on Post Oak	1994	13,597	29.4%	29.4%	260,845	65.26	58.06	Verizon
T.G.I. Friday’s(6)	1982	8,500	100.0%	100.0%	215,000	25.29	25.90	T.G.I. Friday’s
Golden Corral(6)(8)	1992	12,000	100.0%	100.0%	210,450	17.54	17.54	Golden Corral
Golden Corral(6)(8)	1993	12,000	100.0%	100.0%	208,941	17.41	17.41	Golden Corral

Jared The Galleria of Jewelry(7)	2012	6,057	100.0%	100.0%	180,000	29.72	34.48	Jared The Galleria of Jewelry

Landry’s Seafood(7)	1995	13,497	100.0%	100.0%	155,677	11.53	12.18	Landry’s Seafood
Bank of America(7)	1994	4,251	100.0%	100.0%	129,275	30.41	28.78	Bank of America
Macaroni Grill(6)	1994	7,825	100.0%	100.0%	96,000	12.27	12.82	Macaroni Grill
T.G.I. Friday’s(7)	1994	6,543	100.0%	100.0%	96,000	14.67	15.43	T.G.I. Friday’s
Houston Subtotal/Weighted Average		989,170	95.6%	97.5%	$21,485,557	$22.72	$21.28

Dallas, TX

Preston Royal East	1956	107,914	87.2%	91.8%	$2,484,319	$26.40	$27.18	Bank of America, Starbucks, FedEx Office

Preston Royal West	1959	122,564	98.4%	98.4%	2,662,820	22.07	22.63	Tom Thumb, Barnes & Noble, Spec’s

Uptown Plaza - Dallas	2006	33,840	89.0%	89.0%	1,279,235	42.49	46.74	Morton’s (owned by Landry’s), Wells Fargo
Dallas Subtotal/Weighted Average		264,318	92.6%	94.5%	$6,426,373	$26.25	$27.34

Atlanta, GA
Fountain Oaks	1988	160,598	79.3%	79.3%	$1,753,126	$13.77	$13.86	Kroger
Alpharetta Commons	1997	94,544	98.7%	98.7%	1,351,509	14.48	14.49	Publix
Brookwood Village	1941/2000	28,774	90.0%	90.0%	704,354	27.18	27.22	CVS/pharmacy, Subway
Smokey Bones(7)	1998	6,867	100.0%	100.0%	106,787	15.55	15.55	Smokey Bones
Atlanta Subtotal/Weighted Average		290,783	87.2%	87.2%	$3,915,776	$15.45	$15.50

Other
Southbank	1995	46,673	100.0%	100.0%	$1,787,848	$38.31	$38.35	Hard Rock Café
500 Lamar	1998	12,795	100.0%	100.0%	429,856	33.60	31.35	Title Nine Sports
T.G.I. Friday’s(7)(8)	2003	6,802	100.0%	100.0%	163,304	24.01	23.44	T.G.I. Friday’s
Citibank(7)	2005	4,439	100.0%	100.0%	160,000	36.04	36.04	Citibank
Other Subtotal/Weighted Average		70,709	100.0%	100.0%	$2,541,008	$35.94	$35.50

Portfolio Total/Weighted Average(9)		1,614,980	93.8%	95.2%	$34,368,714	$22.69	$21.96

(1)	Percent occupied is calculated as (i) GLA under commenced leases as of June 30, 2014, divided by (ii) total GLA, expressed as a percentage.

(2)	Percent leased is calculated as (i) GLA under signed leases as of June 30, 2014, divided by (ii) total GLA, expressed as a percentage.

(3)	ABR is calculated by multiplying (i) monthly base rent as of June 30, 2014, for leases that had commenced as of such date, by (ii) 12.

(4)	ABR per leased square foot is calculated by dividing (i) ABR, by (ii) GLA under commenced leases as of June 30, 2014.

(5)

Average net effective ABR per leased square foot represents (i) the contractual base rent for commenced leases as of June 30, 2014, calculated on a straight line basis to amortize free rent periods, abatements and contractual rent increases, but without subtracting tenant improvement allowances and leasing commissions, divided by (ii) GLA under commenced leases as of June 30, 2014.

(6)

These leases represent single-tenant fee simple properties in which we own the land and the building, and the tenant is responsible for all expenses relating to the property. The weighted average remaining term of our fee simple leases is 6.8 years.

(7)

These leases represent single-tenant ground leases in which we own and lease the land to the tenant. The tenant owns the building during the term of the lease and is responsible for all expenses relating to the property. Upon expiration or termination of the lease, ownership of the building will revert to us as owner of the land. The weighted average remaining term of our ground leases is 3.6 years.

(8)	The tenants at these properties have rights of first refusal to purchase the property.

(9)	Percent occupied, excluding our redevelopment properties of Uptown Park and The Courtyard on Post Oak, was 94.6% as of June 30, 2014.

Redevelopment Table:

There is no guaranty that we will ultimately complete any or all of these opportunities, that the expected return on investment or projected costs will be the amounts shown or that stabilization will occur as anticipated. Such amounts and dates represent management’s best estimate, which is based on current information and may change over time.

			Revised
Property	Location	Current GLA	Owned GLA	Non-Owned GLA	Opportunity	Redevelopment / Development [1]	Expected ROI [2]		AmREIT Projected Costs [3]	Costs to Date	Anticipated Construction Completion	Anticipated Stabilization Date [4]

Uptown Park - Baker Site	Houston, TX	12,200	272,550	N/A	We anticipate developing an approximately 200-unit multi-family tower with approximately 40,000 square feet of ground floor retail.	R	7 - 10%		$75 - 85 million	$0.6 million	2017	2019

Uptown Park - Southeast Corner	Houston, TX	-	20,000	581,000	We anticipate executing a ground lease with a co-developer who will own the residential and hospitality improvements above our retail that will be owned in a condominium interest	D	11 - 13%		$15 - 20 million	$-	2017	2018

The Courtyard	Houston, TX	13,597	18,200	356,000	We anticipate executing a ground lease with a co-developer who will own the residential improvements above our retail that will be owned in a condominium interest	R	19 - 21%		$8 - 10 million	$0.1 million	2017	2018

Inverness Townhomes	Houston, TX	-	16,560	560,000	We anticipate co-developing a mixed use project with office and retail. We plan to master lease the retail portion of the project from the venture for 50 years	D	12 - 14%		$7 - 8 million	$-	2017	2018

Fountain Oaks - Kroger Box	Atlanta, GA	160,598	190,598	N/A	Kroger lease option allows expansion of space from 58,000 square feet of GLA to 88,000 square feet of GLA along with a fresh 20-year term	R	8.25%		$6.5 - 7.5 million	$-	2015	2015

Woodlake Square Pad Sites	Houston, TX	7,000	11,500	N/A	Development of a retail pad and redevelopment of an existing outparcel building	D/R	6 - 10%		$1 - 1.5 million	$0.1 million	2014	2014

	Total	193,395	529,408	1,497,000			10%	[5]	$112.5-132.0 million	$0.8 million

[1]	Redevelopment represents significant construction and refurbishment at operating properties. Development represents initial construction, primarily from unimproved land.

[2]

Expected ROI (return on investment) for redevelopment projects generally reflects only the deal specific cash, unleveraged incremental property net operating income (NOI) generated by the redevelopment and is calculated as incremental NOI divided by incremental cost. Incremental property NOI is the NOI generated by the redevelopment after deducting rent being paid or management’s estimate of rent to be paid for the redevelopment space and any other space taken out of service to accommodate the redevelopment.

For development projects, expected return on investment reflects the deal specific cash, unleveraged property NOI generated by the development and is calculated as NOI divided by cost.

Expected return on investment for development and redevelopment projects does not include peripheral impacts, such as the impact on future lease rollovers at the property or the impact on the long-term value of the property.

[3]	Amounts include construction costs, anticipated tenant improvements and lease-up costs, including anticipated commissions that will be borne by the Company.

[4]	Stabilization is reached when the property achieves targeted occupancy, typically 95%.

[5]	Represents the weighted average expected return on investment for all properties.

Summary of Top 25 Tenants:

Rank	Tenant Name	Year to Date Base Rent	Year to Date Base Rent as a Percentage of Portfolio Base Rent	Tenant GLA	Percentage of Total GLA
1	Kroger	$1,061,919	6.39%	203,724	12.61%
2	Landry’s	625,893	3.77%	38,819	2.40%
3	CVS/pharmacy	611,119	3.68%	37,485	2.32%
4	H-E-B	554,868	3.34%	80,641	4.99%
5	Safeway	453,354	2.73%	89,809	5.56%
6	Publix	390,468	2.35%	65,146	4.03%
7	Walgreens	315,310	1.90%	30,240	1.87%
8	Bank of America	256,559	1.54%	8,129	0.50%
9	Hard Rock Cafe	248,412	1.50%	15,752	0.98%
10	Barnes & Noble	243,750	1.47%	26,147	1.62%
11	TGI Friday’s	235,376	1.42%	6,802	0.42%
12	The Container Store	223,994	1.35%	25,019	1.55%
13	Champps Americana	209,696	1.26%	11,384	0.70%
14	Golden Corral	208,867	1.26%	24,000	1.49%
15	Paesanos	203,292	1.22%	8,017	0.50%
16	Tasting Room	194,531	1.17%	8,966	0.56%
17	The County Line	185,873	1.12%	10,614	0.66%
18	Dougherty’s Pharmacy	167,544	1.01%	12,093	0.75%
19	Spec’s Family Partners, Ltd.	144,284	0.87%	9,918	0.61%
20	Verizon Wireless	134,250	0.81%	5,513	0.34%
21	River Oaks Imaging & Diagnostic, L.P.	128,754	0.78%	10,750	0.67%
22	Howl At The Moon Saloon	126,726	0.76%	7,055	0.44%
23	Potbelly	125,660	0.76%	5,458	0.34%
24	Buca Di Beppo	124,896	0.75%	7,573	0.47%
25	Chico’s FAS, Inc	118,954	0.72%	6,670	0.41%

Retail Leasing Summary for Comparable Leases(1):

	For the three months ended June 30,		For the six months ended June 30,		For the year ended December 31,
Expirations	2014	2013	2014	2013	2013	2012	2011
Number of leases	22	19	43	31	50	44	53
GLA	70,062	54,171	126,106	78,080	133,796	180,245	187,605
New Leases(1)
Number of leases	5	2	9	6	10	5	7
GLA	11,821	3,410	19,211	11,877	19,419	12,997	14,231
Expiring ABR per square foot	$28.01	$27.25	$29.99	$24.67	$25.67	$27.22	$28.36
Weighted average annual TIs per square foot - expiring	$0.19	$2.76	$0.30	$1.17	$1.35	$—	$0.68
New ABR per square foot	$42.49	$28.47	$41.73	$31.99	$31.65	$34.84	$30.85
Weighted average annual TIs per square foot - new	$4.08	$1.17	$3.72	$2.10	$1.88	$3.09	$1.60
% Change (Cash)	51.7%	4.5%	39.1%	29.7%	23.3%	28.0%	8.8%
Renewals(2)
Number of leases	14	15	28	24	36	30	38
GLA	34,798	48,090	76,837	67,097	94,572	115,501	143,324
Expiring ABR per square foot	$30.22	$23.26	$26.45	$24.45	$26.27	$23.91	$24.92
New ABR per square foot	$32.69	$25.01	$28.68	$26.23	$28.40	$25.27	$25.74
% Change (Cash)	8.2%	7.5%	8.4%	7.3%	8.1%	5.7%	3.3%
Combined
Number of leases	19	17	37	30	46	35	45
GLA	46,619	51,500	96,048	78,974	113,991	128,498	157,555
Expiring ABR per square foot	$29.66	$23.52	$27.16	$24.48	$26.17	$24.24	$25.23
New ABR per square foot	$35.17	$25.24	$31.29	$27.09	$28.94	$26.24	$26.20
% Change (Cash)	18.6%	7.3%	15.2%	10.6%	10.6%	8.2%	3.8%

(1)	Comparable leases are defined as renewals or new leases for a space that was not vacant for more than 12 consecutive months prior to lease signing.

(2)	Represents existing tenants that, upon expiration of their leases, enter into new leases for the same space.

Lease Expiration Table:

	Anchor Tenants (>20,000 square feet)				Shop Space Tenants (<20,000 square feet)			Total
Year	Expiring GLA	Tenant	% of GLA Expiring	ABR Per Square Foot(1)	Expiring GLA	% of GLA Expiring	ABR Per Square Foot(1)	Expiring GLA	% of GLA Expiring	ABR Per Square Foot(1)
Vacant	-		-	$-	100,174	9.1%	$-	100,174	6.2%	$-
2014	-		-	-	72,653	6.6%	27.35	72,653	4.5%	27.35
2015	26,147	Barnes & Noble	5.1%	18.64	147,742	13.4%	29.59	173,889	10.8%	27.95
2016	-		-	-	161,072	14.6%	28.74	161,072	10.0%	28.74
2017	145,787	H-E-B, Publix	28.5%	12.97	94,194	8.5%	28.00	239,981	14.9%	18.87
2018	-		-	-	145,899	13.2%	26.36	145,899	9.0%	26.36
2019	-		-	-	94,871	8.6%	27.26	94,871	5.9%	27.26
2020	-		-	-	48,518	4.4%	29.91	48,518	3.0%	29.91
2021	81,217	Kroger	15.9%	12.83	28,945	2.6%	28.63	110,162	6.8%	16.98
2022	25,083	The Container Store	4.9%	16.96	61,440	5.6%	28.33	86,523	5.4%	25.03
2023	122,507	Kroger	24.0%	8.83	32,677	3.0%	35.56	155,184	9.6%	14.46
2024 +	110,459	Safeway	21.6%	10.06	115,595	10.4%	26.72	226,054	13.9%	18.58
Total / Weighted Avg	511,200			11.81	1,103,780		28.23	1,614,980		22.69

(1)

ABR per square foot is calculated by multiplying (i) the monthly base rent as of June 30, 2014, for leases expiring during the applicable period by (ii) 12 and then dividing the result by GLA for such leases.

Lease Distribution Table:

GLA Range	Number of Expiring Leases	Percentage of Leases	Total GLA	Total Occupied GLA	Percent Occupied	Percentage of Occupied GLA	ABR(1)	Percentage of ABR	ABR Per Occupied Square Foot(2)

2,500 or less	210	60.2%	326,807	291,363	89.2%	19.2%	$8,606,877	25.0%	29.54
2,501 - 5,000	77	22.1%	295,103	269,304	91.3%	17.8%	7,873,462	22.9%	29.24
5,001 - 10,000	38	10.9%	288,453	265,833	92.2%	17.5%	7,483,693	21.8%	28.15
10,001 - 20,000	14	4.0%	193,417	177,106	91.6%	11.7%	4,365,947	12.7%	24.65
greater than 20,000	10	2.8%	511,200	511,200	100.0%	33.8%	6,038,735	17.6%	11.81
Total portfolio	349	100.0%	1,614,980	1,514,806	93.8%	100.0%	$34,368,714	100.0%	22.69

(1)	ABR is calculated by multiplying (i) the monthly base rent as of June 30, 2014, for leases in the applicable GLA range that had commenced as of such date by (ii) 12.
(2)	ABR per leased square foot is calculated by dividing (i) ABR for leases in the applicable GLA range by (ii) total leased GLA for leases in the applicable GLA range.

Significant Investments Table (in thousands, except percent and GLA data):

          Of our Investments in Advised Funds, only our investments in MacArthur Park and Shadow Creek Ranch (which represent 54.9% and 35.1%, respectively of our Investments in Advised Funds balance as of June 30, 2014, comprise greater than 10% of the balance. The table below presents the NOI, debt and property data for these two investments.

	MacArthur Park	Shadow Creek Ranch
Year acquired	2013	2009
Percent owned	30.0%	10.0%

For the three months ended June 30, 2014:

Revenues	$1,867	$2,705
Expenses	636	875
NOI	$1,231	$1,830

For the six months ended June 30, 2014:

Revenues	$3,778	$5,265
Expenses	1,253	1,626
NOI	$2,525	$3,639

As of June 30, 2014:

Real estate at cost	$82,790	$113,279
Mortgage obligation	$43,900	$61,996
Debt maturity	04/01/2023	03/01/2015

GLA	406,102	613,109
Percent occupied	86.3%	97.7%
Grocery anchor	Kroger	H.E.B.
Other principal tenants	Michael’s	Academy
	TJ Maxx	Burlington Coat Factory
	Ulta	Hobby Lobby
	Office Depot	Ashley Furniture

Reconciliation of income from Advised Funds to NOI from Advised Funds (in thousands):

Six months ended June 30, 2014
Income from Advised Funds	$368
Depreciation of real estate assets	611
Gain on sale of assets by JV	(145)
FFO from Advised Funds	834
Acquisition costs	-
Core FFO from Advised Funds	834
Interest expense	474
Other GAAP and non-recurring adjustments	(72)
NOI from Advised Funds	$1,236

Definitions

ABR	Annualized base rent.

Advised Funds

Collectively, our varying minority ownership interests in four high net worth investment funds, one institutional joint venture with Goldman Sachs, one institutional joint venture with J.P. Morgan Investment Management and one joint venture with two of our high net worth investment funds, MIG III and MIG IV.

Core FFO

FFO in accordance with NAREIT’s definition, adjusted to exclude items that management believes do not reflect our ongoing operations, such as acquisition expenses, non-recurring asset write-offs and recoveries, expensed issuance costs and gains on the sale of real estate held for resale. Management believes that such items therefore affect the comparability of our period-over-period performance with similar REITs.

EBITDA

Earnings before interest, income taxes, depreciation and amortization. Management believes that EBITDA is an appropriate supplemental measure of operating performance to net income. We define EBITDA as GAAP net income, plus interest expense, state or federal income taxes and depreciation and amortization. Management believes that EBITDA provides useful information to the investment community about our operating performance when compared to other REITs since EBITDA is generally recognized as a standard measure. However, EBITDA should not be viewed as a measure of our overall financial performance since it does not reflect depreciation and amortization, interest expense, provision for income taxes, and the level of capital expenditures and leasing costs necessary to maintain the operating performance of our properties. Other REITs may use different methodologies for calculating EBITDA and, accordingly, our EBITDA may not be comparable to other REITs.

FFO

Funds from operations, as defined by NAREIT, which includes net income (loss) computed in accordance with GAAP, excluding gains, losses or impairments on properties held for investment, plus real estate related depreciation and amortization, and after adjustments for similar items recorded by our Advised Funds.

GLA	Gross leasable area.

NAREIT	National Association of Real Estate Investment Trusts.

NOI

Net operating income, defined as operating revenues (rental income, tenant recovery income, percentage rent, excluding straight-line rental income and amortization of acquired above- and below-market rents) less property operating expenses (real estate tax expense and property operating expense, excluding straight-line rent bad debt expense). Below for a reconciliation of net income to NOI:

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013

Net income	$1,130	$981	$2,302	$9,377
Adjustments to add/(deduct):
Amortization of straight-line rents and above/below-market rents(1)	(190)	(206)	(491)	(469)
Advisory services income - related party	(868)	(872)	(1,615)	(1,715)
Real estate fee income	-	-	(100)	-
Gain on sale of real estate acquired for investment	-	-	-	(7,696)
Lease termination income	(84)	-	(84)	-
Interest and other income	(61)	(154)	(172)	(268)
Interest and other income - related party	(12)	(53)	(22)	(109)
Straight-line rent bad debt recoveries(2)	(4)	(55)	3	(41)
General and administrative	2,005	2,069	4,113	4,030
Legal and professional	316	258	695	506
Real estate commissions	74	52	129	104
Acquisition costs	224	126	224	126
Depreciation and amortization	3,090	2,732	6,216	6,025
Loss (income) from Advised Funds	(181)	(192)	(368)	(44)
State income tax expense (benefit)	12	17	24	15
Interest expense	2,484	2,267	4,951	4,760
Income from discontinued operations	-	(28)	-	(56)
Net operating income	$7,935	$6,942	$15,805	$14,545

(1)	Included in rental income from operating leases as presented on our consolidated statements of operations.
(2)	Included in property expense on our consolidated statements of operations.